Exhibit 10.21

November 10, 2017

Nikhil Mehta

20 Sarah Way

Concord, MA 01742

Dear Nikhil:

It is with great pleasure that we extend you this offer of employment to join AVEO Pharmaceuticals. The following letter sets forth the proposed terms and conditions of your offer of employment.Position. Your position will be Senior Vice President, Regulatory Affairs and Quality Assurance, and you will be designated a “Section 16 officer” (with the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934).   If you accept this offer, your employment with the Company shall commence on a mutually agreed upon date.

Compensation:

•	Base Salary. Your annual salary will be at the annualized rate of $419,999 paid semi-monthly. You will be eligible for a salary review in our 2018 common review cycle at the beginning of 2019.

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Incentive Bonus.  You will be eligible to participate in AVEO’s performance-based incentive bonus program. Your bonus target is 40% of your base annual salary and is subject to corporate and individual performance assessments. Payment of the annual bonus requires approval by the AVEO Board of Directors and is pro-rated based on your effective date of employment.

•

Stock Options.  Subject to approval of the Company’s Compensation Committee, the Company shall grant you stock options to purchase 500,000 shares of common stock pursuant to the Company’s 2010 Equity Incentive Plan.  The options will vest over 4 years from your hire date with 25% of the options vesting after 12 months and the remainder on a monthly basis thereafter.

You will be also eligible to participate in the Company’s annual renewal equity program.  Subject to the Company’s Option Committee approval, your renewal incentive stock options will be based on your performance and pro-rated to your effective date of employment. The renewal options will vest on a monthly basis over 4 years from the grant date.

All options shall be subject to all terms, vesting schedules and other provisions set forth in the respective option plan and in a separate option agreement.

Benefits.  The Company offers a competitive benefits program.  As an employee, you will be able eligible to participate in the family health, dental, individual life, and disability insurance; a 401(k) savings plan; three weeks of paid vacation per year accrued on per pay period basis, twelve paid holidays a year; flexible spending accounts for eligible medical and dependent care expenses; and a commuter assistance program.  For more details, please refer to the enclosed Benefits Summary.

You may participate in the aforementioned bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.  The bonus and benefits made available by the Company, and the rules, terms and conditions for participation in such plans and programs, may be changed by the Company at any time without advance notice.

Severance and Change in Control.  Please refer to the document included with this offer of employment entitled Severance and Change in Control Agreement which is attached hereto with Exhibit A outlining specific Change in Control policies and incorporated herein by reference.

Contingencies.  Your offer of employment is contingent upon AVEO’s review and determination of a successful completion of a background investigation, which may include an evaluation of both your credit and criminal history; and the outcome of the interviews scheduled for November 8, 2017.

Prior to your start date you will be required to sign a standard employee Invention and Non-Disclosure Agreement attached hereto as Exhibit B.

Further, the Federal government requires you to provide proper identification verifying your eligibility to work in the United States.  Please bring documents necessary to complete the Employment Eligibility Verification Form I-9 on your first date of employment.  Refer to the enclosed Form I-9 for a list of acceptable documents.

Other.  As a full-time employee we expect that you will devote your full time professional efforts to the business and affairs of AVEO and, accordingly, will not pursue any other employment or business opportunities outside of the Company unless approved by your management and Human Resources.

Miscellaneous.  This offer of employment is intended to outline the terms of compensation and benefits available to you should you choose to accept this position. It is not intended to imply any contract or contractual rights.  Your employment will be at-will. Accordingly, you or the Company may end the employment relationship for any reason, at any time.

This letter, together with the Severance and Change in Control Agreement and the Invention and Non-Disclosure Agreement to be executed by you and the Company, constitutes our entire offer regarding the terms and conditions of your prospective employment by the Company.  It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

If you decide to accept the terms of this letter, please sign one of the enclosed copies and return it to our office (attn: Human Resources.)  This offer of employment is valid until November 15, 2017.

Nikhil, we are very excited about having you join AVEO and have every expectation of a productive and rewarding relationship together.  If you have any questions regarding this offer, please call Colleen Gallagher at 617-803-4780.

Very truly yours,

/s/ Michael Bailey

Michael Bailey
President and Chief Executive Officer

The foregoing correctly sets forth the terms and conditions of my employment by AVEO.  I am not relying on any other oral or written representations other than as set forth above in this letter.

/s/ Nikhil Mehta
By:	Nikhil Mehta	Date